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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of the 12th day of October, 1998, by and between Pennzoil Products Company, a Delaware corporation (hereinafter called the "Company"), and James J. Postl (hereinafter called "Employee");

                              W I T N E S S E T H:

         WHEREAS, the Company desires to induce Employee to enter into an employment arrangement with the Company in order that the Company have the benefit of Employee's services from and after the date hereof and has agreed to provide compensation and benefits to Employee in consideration of Employee's agreement to become employed by the Company; and

         WHEREAS, Employee desires to enter into an employment arrangement with the Company and to perform services for the Company for the compensation and benefits described herein;

         WHEREAS, it is anticipated that the Company will shortly become a publicly traded company, independent of its present parent, Pennzoil Company ("Pennzoil"), through a spinoff from Pennzoil followed immediately by a merger of the Company with Quaker State Company in which the Company is the survivor and shall be named Pennzoil-Quaker State Company (such events hereinafter the "Transaction");

         WHEREAS, the Company wishes to engage Employee now regardless of whether the Transaction occurs;

         NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, the parties hereto agree as follows:

         1. Employment; Employment Term. The Company hereby agrees to employ Employee and Employee agrees to become an employee of the Company effective as of the date


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hereof. Employee shall initially be the President of the Company with such duties and responsibilities as may be assigned to Employee from time to time by the Chairman of the Board of Directors and Chief Executive Officer of Pennzoil. Upon the closing of the Transaction, Employee shall be the President and Chief Operating Officer of Pennzoil-Quaker State Company with such duties and responsibilities as are usually incident to the offices of President and Chief Operating Officer and such other duties and responsibilities as may be assigned to Employee from time to time by the Chairman of the Board of Directors and Chief Executive Officer of Pennzoil- Quaker State Company and Employee shall be a member of the Board of Directors of Pennzoil- Quaker State Company. The term of employment under this Agreement shall commence upon the date hereof and shall expire on the day after the third anniversary following the closing date of the Transaction or, if the Transaction does not occur, on the close of business on January 31, 2002, unless, in either case, employment is sooner terminated under Paragraph 18 ("Employment Term"). The employment of Employee shall be subject to the other terms and conditions of this Agreement. Employee agrees to devote his full time, attention and energies to, and use his best efforts, ability and fidelity in the performance of, the duties attaching to such employment; provided, however, that it shall not be a violation of this Agreement for Employee to serve on boards of directors of such proprietary or not for profit organizations as are approved by the Company's Chief Executive Officer. Employee shall perform his duties at the principal executive offices of Pennzoil or, after the closing date of the Transaction, at the principal executive offices of Pennzoil-Quaker State Company, wherever such offices shall be situated, subject to reasonable travel in the course of carrying out his responsibilities under this Agreement.

         2. Salary Compensation. Effective as of the date hereof and during the Employment Term the Company hereby agrees to pay as current salary compensation to Employee


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$500,000 on an annualized basis but payable in biweekly installments of
$19,230.77 each. The salary amounts described in the next preceding sentence shall be reviewed annually by the Compensation Committee of the Company's Board of Directors with a view to consideration of appropriate merit increases but may not be decreased during the Employment Term.

         3. Stock Option Grants. Effective as of the closing date of the Transaction, the Company shall grant to Employee nonqualified stock options to purchase shares of Common Stock of Pennzoil-Quaker State Company, par value $_____ per share ("Common Stock"), with an aggregate grant value of $3,700,000 based on a grant price ("Grant Price") equal to the average for each of the five trading days following the date of the Transaction of the mean between the highest and the lowest sale prices per share of Common Stock on the New York Stock Exchange (Composite Tape) (such mean being the "NYSE Price") on each such day ("Initial Stock Option"). The actual number of shares subject to the Initial Stock Option shall be determined by dividing 3,700,000 by the Grant Price. The terms and conditions of such Initial Stock Option shall be substantially similar to those applicable to options previously granted under Pennzoil's stock option plans to key executive employees of Pennzoil and shall include (i) a term of ten years, (ii) incremental vesting and exercisability of options at the rate of 33 1/3% of the shares subject to the option per year on the first, second and third anniversaries of the Transaction closing date so that cumulatively after the end of the third anniversary of the closing date of the Transaction, 100% of the options shall be exercisable, (iii) provision for exercisability of all options in the event of death, retirement or disability, (iv) acceleration of all options in the event of a change in control of the Company and (v) other terms no less favorable to Employee than those reflected in this Agreement or in the form of option agreement attached hereto as Exhibit A. The Initial Stock Option shall be subject to a stock option agreement entered into between the


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parties hereto on terms consistent with the foregoing; provided that the option shall be effective as of the closing date of the Transaction in accordance with the terms and conditions contained herein, irrespective of whether a stock option agreement has been executed by the parties. Employee shall be granted additional stock options in an amount and with a frequency consistent with the Company's stock option grant policy under the Company's applicable long-term incentive plans with respect to similarly situated Company employees. Employee's 1999 stock option grant shall cover a number of shares of Common Stock that is at least equal to the number determined by dividing 1,017,500 by the NYSE Price of the Common Stock for the day preceding the date of grant.

         4. Conditional Stock Awards. Employee shall participate in the Company's grants of Common Stock Units in an amount and with a frequency consistent with the Company's grant policy under the Company's applicable long-term incentive plans with respect to similarly situated Company employees. Employee's 1999 Common Stock Unit grant shall be for that number which is at least equal to the number determined by dividing 185,000 by the NYSE Price of the Common Stock for the day preceding the date of grant.

         5. Executive Severance Plan. Pennzoil agrees to cover Employee under Pennzoil's Executive Severance Plan as of the date hereof and to continue Employee as a participant in said plan, subject to Pennzoil's right to terminate or amend the plan as applicable to its key executives participating therein.

         6. Excess Benefits Agreements. Pennzoil shall enter into with Employee an Excess Benefits Agreement as of the date hereof substantially in the form attached hereto as Exhibit B.


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         7. Benefits Acceleration Agreement. Pennzoil shall enter into with
Employee a Benefits Acceleration Agreement as of the date hereof substantially in the form attached hereto as Exhibit C.

         8. Retirement Plan. Employee shall participate in Pennzoil's retirement plan for salaried employees on the same terms and conditions as are applicable to other Pennzoil salaried employees.

         9. Savings Plan. Employee shall participate in Pennzoil's Savings and Investment Plan on the same terms and conditions as are applicable to other Pennzoil salaried employees.

         10. Other Benefits. Except as is specifically provided herein to the contrary, Employee shall be entitled to participate as of the date hereof in all other benefit plans, programs or practices generally applicable to salaried employees and to those special benefit programs, plans and practices applicable to executives, such as, and not by way of limitation, Pennzoil's Supplemental Life Insurance Plan, Pennzoil's Supplemental Disability Plan, Pennzoil's Medical Expenses Reimbursement Plan, Tax Protection Agreement, director and officers indemnity agreement and Pennzoil's Salary Continuation Plan. If the Company maintains a policy covering errors and omissions of officers, the Company shall cause employee's errors and omissions to be covered under such policy during and after termination of employment on the same terms and conditions as applied generally to all other officers and former officers.

         11. Special Lump Sum Payment. The Company shall pay Employee a special lump sum cash payment of $296,775 promptly following the execution of this Agreement by the Company and Employee.


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         12. Temporary Lodging and Commuting Expense Reimbursements. The
Company and Employee agree to endeavor in good faith to negotiate mutually agreeable terms for the Company's reimbursement of Employee's temporary lodging and commuting expenses.

         13. Perquisites. Effective as of the date hereof, the Company shall afford to Employee perquisites consistent with the level of compensation and responsibility of Employee, such perquisites to be continued uninterrupted except to the extent that the Board of Directors determines that prospective adjustment to perquisite policy is appropriate for similarly situated employees.

         14. Annual Paid Vacation. Employee shall be entitled to four weeks of paid vacation annually.

         15. Annual and Long Term Performance Incentive Plan. Effective as of January 1, 1999, the Company shall afford to Employee participation in both an annual performance incentive program ("Annual Plan") and a long term incentive program ("LTIP") with terms and conditions substantially in accordance with those described on Exhibit D attached hereto. Employee's target annual bonus under the Annual Plan shall be 65% of then current salary. Employee's target LTIP payments shall be, for each LTIP cycle, 74% of annualized salary (as in effect at the time of payout, if any, under the LTIP).

         16. Change in Control. For purposes of this Agreement, a change in control of Pennzoil shall conclusively be deemed to have occurred (i) if the Board of Directors of Pennzoil determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise has occurred, or (ii) upon the occurrence of an event specified for such purposes as a change in


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control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise, by resolution of the Board of Directors of Pennzoil adopted not more than 60 days prior to the occurrence of such event. The Effective Date of a change in control shall be (x) in the case of such a change in control described as specified in clause (i) of the preceding sentence, the date (not more than 30 days prior to the date on which the Board of Directors of Pennzoil makes the determination) the Board of Directors of Pennzoil determines as the date on which the change in control has occurred, or (y) in the case of such a change in control determined as specified in clause (ii) of the preceding sentence, the date of occurrence of the event specified by the Board of Directors of Pennzoil as constituting such change in control. The Transaction shall not constitute a change in control of Pennzoil or the Company.

         17. Disability. In the event Employee suffers a Disability and qualified for benefits under the Company's Supplemental Disability Plan during the Employment Term, salary payments under Paragraph 2 shall be discontinued; provided, however, Employee shall be entitled to the Disability and other benefits provided by the Company and consistent with Paragraph 10 of this Agreement. For purposes of this Agreement, "Disability" shall have the meaning set forth in Pennzoil's Supplemental Disability Plan.

         18. Termination of Employment.

             (a) By the Company for Due Cause.

                 I. Nothing herein shall prevent the Company from terminating
             Employee for Due Cause in which event the Employment Term shall end and Employee shall continue to receive salary and benefit coverages


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             provided for in this Agreement only through the period ending with the date of such termination as provided in this Paragraph 18(a). Any other rights and benefits Employee may have under other employee benefit plans and programs of the Company, generally, shall be determined in accordance with the terms of such plans and programs. The term "Due Cause" as used herein, shall mean (x) Employee has committed a willful serious act, such as embezzlement, against the Company intending to enrich himself at the expense of the Company or has been convicted of a felony involving moral turpitude or (y) Employee, in carrying out his duties hereunder, has been guilty of (i) willful, gross neglect or
             (ii) willful, gross misconduct resulting in either case in material harm to the Company.

                 II. Notwithstanding the foregoing, no termination of Employee's employment by the Company shall be treated as for Due Cause or be effective until and unless all of the steps described in subparagraphs (i) through (iii) below have been complied with:

                 (i) Notice of intention to terminate for Due Cause has been given by the Company within 120 days after the Board of Directors of the Company learns of the act, failure or event (or latest in a series of acts, failures or events) constituting "Cause";

                 (ii) The Board of Directors of the Company has voted (at a meeting of the Board duly called and held as to which termination of Employee is an agenda item) to terminate Employee for Due Cause after Employee has been given notice of the particular acts or circumstances


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             which are the basis for the termination for Due Cause and has been afforded at least 20 days notice of the meeting and an opportunity to present his position in writing; and

                 (iii) The Board of Directors of the Company has given a Notice of Termination to Employee within 20 days of such Board meeting.

         The Company may suspend Employee with pay at any time during the period commencing with the giving of notice to Employee under clause (i) above until final Notice of Termination is given under clause (iii) above. Upon the giving of notice as provided in clause (iii) above, no further payments shall be due Employee.

             (b) By Death or Disability.

                 I. In the event of the death of Employee during the Employment
             Term, the policies and plans of the Company applicable to Employee shall govern all payments to be made to Employee's estate or beneficiaries and no further payments shall be made to Employee pursuant to Paragraph 2 of this Agreement, this Agreement shall terminate and all amounts accrued for the benefit of Employee on that date shall be paid to Employee's estate or beneficiaries. Any death benefit under life insurance or other benefit programs covering Employee shall be determined and paid in accordance with the provisions of such policies and programs and the Initial Stock Option shall be vested, or if not theretofore granted, shall be granted as provided herein, and in either case remain outstanding and exercisable for one year after death.


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                 II. If Employee's employment is terminated by reason of
             Disability, the policies and plans of the Company applicable to Employee shall govern all payments to be made to Employee and the Initial Stock Option shall be vested or if not theretofore granted, shall be granted as provided herein and in either case remain outstanding and exercisable until the earlier to occur of death or one year after termination of employment.

             (c) Voluntarily By Employee. Employee may terminate his employment and the Employment Term under this Agreement other than for Good Reason by providing 30 days notice to Company in which event Employee shall be entitled only to those benefits as are specifically provided under the terms of a particular benefit plan or program and salary payments under Paragraph 2 shall immediately cease.

             (d) By Company Other Than For Due Cause. If Employee's employment under this Agreement is terminated by the Company for any reason other than as provided in Paragraph 18(a) hereof and other than after a change in control of the Company (as defined in Paragraph 16), the Company shall (i) pay to Employee in a lump sum amount twice the amount of current annualized salary compensation being paid to Employee under Paragraph 2, (ii) permit Employee's and Employee's dependents continued participation in Company medical plans previously available to Employee for a period of two years following such termination and (iii) cause the Initial Stock Option granted pursuant to Paragraph 3 to be fully vested and immediately exercisable for a period of 730 days following such termination of employment. Any other stock options will continue to vest and


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         become exercisable determined as if Employee had remained employed for two years following his actual termination of employment. Conditional Stock Awards shall be prorated by multiplying each such award by a fraction, the numerator of which is the number of complete calendar months elapsing between January 1 of the initial year of the award and the date that is two years from termination of employment and the denominator of which is 60, but such prorated awards shall be paid out only at the end of the original award period. Any LTIP award shall be prorated in the same manner as Conditional Stock Awards (but using a denominator of 36) and paid out as soon as is practicable after the end of the three-year performance period. In addition, Employee's interests in the Excess Benefits Agreements described in Paragraph 6 and the qualified plans described in Paragraphs 8 and 9 hereof shall be fully vested and nonforfeitable as of such termination and all service requirements for early retirement shall be treated as satisfied and the Company shall pay in a cash lump sum to Employee upon such termination an amount equal to the benefits under such qualified plans otherwise forfeitable which cannot be paid pursuant to those plans.

             (e) By Employee For Good Reason. Anything herein to the contrary notwithstanding, if the Company (i) demotes Employee to a lesser position than provided in Paragraph 1 or, if the Transaction does not occur, Paragraph 27; (ii) causes a material change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to Employee's position as provided in Paragraph 1 or, if the Transaction does not occur, Paragraph 27; (iii) decreases Employee's salary below the level provided for by the terms of Paragraph 2 (taking


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         into account increases made from time to time in accordance with such
         Paragraph 2); (iv) materially reduces Employee's benefits under any executive compensation or employee benefit plan, program, or arrangement of the Company (other than a change made prior to a change in control that affects all of the Company's senior executive officers alike) from the level in effect upon Employee's commencement of participation on or after the date hereof; (v) fails to elect or maintain Employee as a member of the Company's board of directors if required to do so under Paragraph 1; (vi) fails to locate Employee's office at the Company's principal executive office; (vii) fails to obtain the assumption in writing of the obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 60 days after a merger, consolidation, sale, or similar transaction unless such assumption occurs by operation of law; or (viii) commits any other material breach of this contract, then, such action (or inaction) by the Company, unless consented to in writing by Employee, shall give Employee the right to treat such action as a termination of Employee's employment by the Company without Due Cause and to receive the compensation and benefits provided pursuant to Paragraph 18(d) above. Notwithstanding the preceding sentence, within 60 days of learning of the action (or inaction) described herein as the basis for a constructive termination of employment, Employee shall (unless he gives written consent thereto) advise the Company in writing, that the action (or inaction) constitutes a basis for termination of his employment pursuant to this Paragraph 18(e) in which event the Company shall have 60 days in which to correct such action or inaction and if the Company does so correct such action (or


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         inaction) Employee shall not be entitled to terminate his employment under this Paragraph 18(e) as a result of such action (or inaction). If the Company fails to correct such action or inaction within such 60-day period, Employee may terminate his employment for Good Reason within 30 days of the expiration of such period.

             (f) Following Change In Control of the Company. If Employee's employment is terminated within two years following a change in control of the Company by the Employee for Good Reason or by the Company for reasons other than death, Disability or Due Cause, such termination shall be treated as a termination of employment by Company without Due Cause and thereupon Employee shall receive the cash and benefits described in Paragraph 18(d), plus any greater benefits provided under the Executive Severance Plan, without any duplication of benefits.

             (g) Expiration of Employment Term. Except as provided in Paragraph 18(f), in the event this Agreement expires by its terms at the end of the initial Employment Term and the Company has not, at least six months prior to such date, given Employee written notice of its intention not to continue Employee's employment, either at will or pursuant to other mutually agreeable terms, the Company shall pay Employee a lump sum cash amount equal to the sum of (i) one times Employee's annualized salary compensation paid to Employee pursuant to Paragraph 2, plus (ii) (A) one twelfth of such annualized salary compensation times (B) a number equal to six minus the number of months of notice actually provided to Employee prior to the expiration of the Employment Term.


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             (h) Company Benefits Upon Termination. Employee shall also be entitled in all events upon termination to receive the benefits to which he is entitled, if any, under the Company's plans and programs referenced herein or otherwise in effect from time to time.

             (i) Effect on Agreement. Termination of employment or the Employment Term as used herein shall not constitute a termination of this Agreement and the provisions hereof shall survive until the respective rights of the Company and Employee have been discharged.

         19. Noncompetition Agreement. The Company and Employee agree to endeavor in good faith to negotiate a form of noncompetition agreement with a one year term mutually agreeable to the Company and Employee, which Employee shall execute in favor of the Company if Employee's employment is terminated pursuant to Paragraph 18(d) or Paragraph 18(e).

         20. Prohibition Against Assignment. The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way and any attempt at assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect.

         21. Binding Effect. This Agreement shall be binding upon and enure to the benefit of the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives.

         22. Entire Agreement. This Agreement and the attached exhibits and agreements referenced herein constitute the entire understanding between the parties hereto with respect to the subject matter hereof, and may be modified only by a writing executed by the


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parties hereto. The waiver by either party to this Agreement of a breach of any provision thereof by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

         23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         24. Resolution of Disputes.

             (a) All controversies and claims arising under or in connection with this Agreement or relating to the interpretation, breach or enforcement thereof or of the agreements referenced herein, and all other disputes between the parties, shall at the election of Employee or the Company, be resolved by expedited, binding arbitration, to be held in Houston, Texas in accordance with the rules and procedures of the American Arbitration Association governing employment disputes. Any award made by such arbitrator(s) shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

             (b) Any and all reasonable legal fees and expenses incurred by Employee in seeking to enforce any rights to benefits provided by this Agreement or the agreements referenced herein shall be promptly paid by the Company if Employee is successful in whole or in part in obtaining or enforcing said rights to benefits pursuant to arbitration.

         25. Severability. The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.


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         26. Amendment. This Agreement may be amended only by mutual consent of the parties hereto evidenced in writing.

         27. Termination of the Transaction. In the event the Transaction is terminated prior to its closing, Employee shall continue as the President of the Company with duties and responsibilities customarily incident to such position and as otherwise assigned by the Chairman of the Board of Directors and Chief Executive Officer of Pennzoil and Employee shall report directly to the Chief Executive Officer of Pennzoil. With respect to the Initial Stock Option grant in Paragraph 3, Employee shall receive in no event later than March 1, 1999, or, the date of a change in control, if earlier than March 1, 1999, stock options to purchase Pennzoil common stock with an aggregate grant value of $3,700,000 based on a grant price equal to the average of the mean between the highest and the lowest sale prices per share of Pennzoil common stock on the NYSE for each of the five trading days following the date the Board of Directors of Pennzoil determines the Transaction has terminated. Such options shall have the same terms and conditions as provided in Paragraph 3 with respect to the Initial Stock Option, except that such options shall vest and become exercisable incrementally at the rate of 33 1/3% of the shares subject to option per year on the first, second, and third anniversaries of January 31, 1999.

         28. Company References. Except as otherwise specifically provided herein, following the date of the Transaction, all references to the Company shall refer to Pennzoil-Quaker State Company and all obligations imposed on the Company shall be the sole obligation of Pennzoil-Quaker State Company.

         29. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if given to Employee, sent by certified or registered mail to Employee's residence (if such notice is addressed to Employee), with a copy to Willkie Farr &


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Gallagher, 787 Seventh Avenue, New York, New York, 10019-6099, Attention:
Stephen T. Lindo, Esq., or if given to the Company, sent to the principal executive offices of the Company.

         30. Representation.

             (a) Employee hereby represents and warrants to the Company that Employee is not aware of any presently existing fact, circumstance or event (including, without limitation, any contractual or other legal constraint) which would preclude or restrict him from entering into this Agreement or providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof.

             (b) The Company hereby represents and warrants to Employee that (i) it has received all authorizations necessary for the execution of this Agreement on the terms and conditions set forth herein and for the grant of the Initial Stock Option as set forth in Paragraph 3 hereof, and that it has taken all actions necessary to make such grants, (ii) there are no regulatory approvals that are necessary for the execution and performance of this Agreement by the Company, and (iii) its entering this Agreement and the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization or any law or governmental regulation.


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         IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies) as of the day and year first above written.

                                       PENNZOIL PRODUCTS COMPANY


/s/ JAMES J. POSTL                     By /s/ JAMES L. PATE
------------------------------            --------------------------------------
James J. Postl                            James L. Pate
                                          Chairman of the Board and Chief
                                          Executive Officer